Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-163672; Form S-1 No. 333-163855) pertaining to The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan of our report dated March 31, 2011, with respect to the financial statements and schedule of The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
March 31, 2011